Exhibit 10.15(b)
CONSENT TO SUBLEASE AGREEMENT
THIS CONSENT TO SUBLEASE AGREEMENT (this "Agreement") is made as of October 28, 2022, by and among HCP LS BRISBANE, LLC, a Delaware limited liability company ("Landlord"), ARCUS BIOSCIENCES, INC., a Delaware corporation ("Tenant"), and PROTHENA BIOSCIENCES INC, a Delaware corporation ("Subtenant").
R E C I T A L S
A.Reference is hereby made to that certain Lease dated December 30, 2020, between Landlord and Tenant (the "Lease"), for approximately 109,237 rentable square feet of space (the "Premises") located on the first (1st), second (2nd) and third (3rd) floors of the building located at 1800 Sierra Point Parkway, Brisbane, California 94005 (the "Building"), which Building is part of an office/laboratory project ("Project") as defined in the Lease.
B.Pursuant to the terms of Article 14 of the Lease, Tenant has requested Landlord's consent to that certain Sublease dated October 28, 2022, between Tenant and Subtenant (the "Sublease"), with respect to a subletting by Subtenant of a portion of the Premises consisting of approximately 31,157 rentable square feet of space, as more particularly described in the Sublease (the "Sublet Premises"). A copy of the Sublease is attached hereto as Exhibit A. Landlord is willing to consent to the Sublease on the terms and conditions contained herein.
C.All defined terms not otherwise expressly defined herein shall have the respective meanings given in the Lease.
A G R E E M E N T
1.Landlord's Consent. Landlord hereby consents to the Sublease (including any right of Subtenant thereunder to enter the Sublet Premises upon the execution of the Sublease); provided, however, notwithstanding anything contained in the Sublease to the contrary, such consent is granted by Landlord only upon the terms and conditions set forth in this Agreement. The Sublease is subject and subordinate to the Lease. Neither the Lease, the Sublease nor this Agreement shall be deemed to grant Subtenant any rights whatsoever against Landlord. Subtenant hereby acknowledges and agrees that Subtenant shall have no direct recourse against Landlord for any alleged or actual breach of its rights in connection with the Sublease or the Sublet Premises. In the event of any conflict or inconsistency between the terms and conditions of the Lease and the terms and conditions of the Sublease, the terms and conditions of the Lease shall govern and control. Landlord shall not be bound by any of the terms, covenants, conditions, provisions or agreements of the Sublease. Subtenant acknowledges for the benefit of Landlord that (i) as among Landlord, Tenant and Subtenant, Subtenant accepts the Sublet Premises in their presently existing, "as-is" condition (but as between Tenant and Subtenant, the terms and conditions of the Sublease shall control), and (ii) that Landlord has made no representation or warranty to Subtenant as to the compliance of the Sublet Premises with any law, statute, ordinance, rule or regulation. Tenant and Subtenant hereby represent and warrant to Landlord that the copy of the Sublease attached hereto is a full, complete and accurate copy of the Sublease, and that there are no other documents or instruments relating to the use of the Sublet Premises by Subtenant other than the Sublease.
2.Reimbursement of Landlord. Within thirty (30) days after invoice, Tenant shall reimburse Landlord all of Landlord's reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord in connection with its review and consent of the Sublease and preparation and negotiation of this Agreement, not to exceed Three Thousand Five Hundred and 00/100 Dollars ($3,500.00).

THE SHORE AT SIERRA POINT Consent to Sublease Agreement Prothena Biosciences Inc

3.Non-Release of Tenant; Further Transfers. Neither the Sublease nor this consent thereto shall release or discharge Tenant from any obligation or liability, whether past, present or future, under the Lease or alter the primary liability of Tenant to pay the rent and perform and comply with all of the obligations of Tenant to be performed under the Lease (including the payment of all bills rendered by Landlord for charges incurred by Subtenant for services and materials supplied to the Sublet Premises). Neither the Sublease nor this consent thereto shall change, modify or amend the Lease in any manner or be construed as a waiver of Landlord's right to consent to any further subletting either by Tenant or by Subtenant (including, without limitation, pursuant to the exercise of the right of first offer set forth in the Sublease, which shall require Landlord's prior written consent), or to any assignment by Tenant of the Lease or assignment by Subtenant of the Sublease, or as a consent to any portion of the Sublet Premises being used or occupied by any other party. Notwithstanding the foregoing, Landlord hereby consents to (and Landlord's further consent shall not be required for) the extension of the Sublease term or expansion of the Sublet Premises pursuant to Paragraphs 23 and 25 of the Sublease, as applicable; provided that (i) any such extension or expansion shall comply with the terms and conditions of Paragraphs 23 and 25 of the Sublease, as those provisions are currently drafted in the Sublease attached to this Agreement, without modification, and (ii) Tenant shall give Landlord written notice of Subtenant's exercise of such rights within five (5) business days following such exercise. Landlord may consent to subsequent sublettings and assignments of the Lease or the Sublease or any amendments or modifications thereto without notifying Tenant nor anyone else liable under the Lease and without obtaining their consent. No such action by Landlord shall relieve such persons from any duty, obligation or liability to Landlord or otherwise with regard to the Sublet Premises. Notwithstanding the foregoing, Landlord hereby agrees that Landlord's prior consent shall not be required for assignments and subleases made by Subtenant to a "Permitted Transferee" as defined in and on the terms contained in Section 14.8 of the Lease.
4.Relationship With Landlord. Tenant hereby assigns and transfers to Landlord Tenant's interest in the Sublease and all rentals and income arising therefrom, subject to the terms of this Section 4. Landlord, by consenting to the Sublease agrees that until a default beyond applicable notice and cure periods shall occur in the performance of Tenant's obligations under the Lease, Tenant may receive, collect and enjoy the rents accruing under the Sublease. In the event Tenant shall default beyond applicable notice and cure periods in the performance of its obligations to Landlord under the Lease (whether or not Landlord terminates the Lease), Landlord may at its option by notice to Tenant, either (i) terminate the Sublease (only if Landlord terminates the Lease), (ii) elect to receive and collect, directly from Subtenant, all rent and any other sums owing and to be owed under the Sublease, as further set forth in Section 4.1 below, or (iii) elect to succeed to Tenant's interest in the Sublease and cause Subtenant to attorn to Landlord, as further set forth in Section 4.2 below (only if Landlord terminates the Lease).
4.1Landlord's Election to Receive Rents. Landlord shall not, by reason of the Sublease, nor by reason of the collection of rents or any other sums from Subtenant pursuant to Section 4, item (ii) above, be deemed liable to Subtenant for any failure of Tenant to perform and comply with any obligation of Tenant, and Tenant hereby irrevocably authorizes and directs Subtenant, upon receipt of any written notice from Landlord stating that a default beyond applicable notice and cure periods exists in the performance of Tenant's obligations under the Lease, to pay to Landlord the rents and any other sums due and to become due under the Sublease. Tenant agrees that Subtenant shall have the right to rely upon any such statement and request from Landlord, and that Subtenant shall pay any such rents and any other sums to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary. Tenant shall not have any right or claim against Subtenant for any such rents or any other sums so paid by Subtenant to Landlord. Landlord shall credit Tenant with any rent received by Landlord under such assignment but the acceptance of any payment on account of rent from Subtenant as the result of

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any such default shall in no manner whatsoever be deemed an attornment by Landlord to Subtenant or by Subtenant to Landlord, be deemed a waiver by Landlord of any provision of the Lease, or serve to release Tenant from any liability under the terms, covenants, conditions, provisions or agreements under the Lease. Notwithstanding the foregoing, any other payment of rent from Subtenant directly to Landlord, regardless of the circumstances or reasons therefor, shall in no manner whatsoever be deemed an attornment by Subtenant to Landlord in the absence of a specific written agreement signed by Landlord to such an effect.
4.2Landlord's Election of Subtenant's Attornment. In the event Landlord elects, at its option, to cause Subtenant to attorn to Landlord pursuant to Section 4, item (iii) above, Landlord shall undertake the obligations of Tenant under the Sublease from the time of the exercise of the option, but Landlord shall not (i) be liable for any prepayment of more than one month's rent or any security deposit paid by Subtenant, (ii) be liable for any previous act, omission, breach or default of Tenant under the Lease or for any act, omission, breach or default of Tenant under the Sublease other than defaults that continue after the attornment (provided that Landlord shall be responsible only for the portion of the default continuing after the attornment), (iii) be subject to any defenses or offsets previously accrued which Subtenant may have against Tenant, or (iv) be bound by any changes or modifications made to the Sublease without the written consent of Landlord.
4.3Operational Matters. Notwithstanding Landlord's consent to the Sublease as set forth herein, Landlord shall not be obligated to accept from Subtenant any payments of Base Rent or Additional Rent due under the Lease, all of which shall be paid by Tenant as set forth in the Lease. Requests for Building services as provided under the Lease, including without limitation, parking privileges, repair and maintenance services, or any other services or obligations to be performed by Landlord under the terms of the Lease, shall be made by Tenant, and Landlord shall have no obligation to respond to any direct request of Subtenant regarding the same.
4.4Parking. Notwithstanding any provisions to the contrary contained in the Sublease, or any other sublease, assignment, amendment or other agreement between Tenant and Subtenant, any and all unreserved parking spaces allocated to Subtenant for the Sublet Premises are limited to such unreserved parking spaces that make up a portion of Tenant's allotment of unreserved parking spaces provided under the Lease. The total number of unreserved parking spaces provided under the Lease will not increase or decrease irrespective of how Tenant allocates such parking spaces under the Sublease or otherwise.
4.5No Waiver. The acceptance of any amounts by Landlord from Subtenant or any other party shall not be deemed a waiver by Landlord of the obligation of Tenant to pay any or all amounts due and owing under the Lease. The performance of any obligation required by Tenant under the Lease by Subtenant or any other party shall not be deemed a waiver by Landlord of the duty of Tenant to perform such obligation or any other obligation as to which performance is or becomes due under the Lease.
4.6Acts of Subtenant. As between Landlord and Tenant, any act or omission by Subtenant, or by any other person or entity for whose acts or omissions Tenant is liable or responsible under the terms of the Lease, that violates any of the provisions of the Lease, shall be deemed a violation of the Lease by Tenant, subject to any applicable notice and cure provisions contained in the Lease.
4.7Indemnification. Subtenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Sublet Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Sublet Premises) and agrees that, to the maximum extent permitted by law, Landlord, its partners,

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subpartners and their respective officers, agents, servants, employees, and independent contractors shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Subtenant or by other persons claiming through Subtenant. Subtenant shall indemnify, defend, protect, and hold Landlord harmless from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause in, on or about the Sublet Premises (including, but not limited to, a slip and fall), any acts, omissions or negligence of Subtenant or of any person claiming by, through or under Subtenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Subtenant or any such person, in, on or about the Building, provided that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord. The provisions of this Section 4.7 shall survive the expiration or sooner termination of the Sublease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination. The indemnity and all rights granted to Landlord pursuant to this Section 4.7 shall be in addition to, and shall not limit, the indemnifications and rights granted to Landlord under the Lease or otherwise available at law or in equity.
4.8Insurance. Prior to Subtenant's occupancy of the Sublet Premises, Subtenant shall provide Landlord with certificates of all of the insurance required to be carried by Subtenant by the terms of the Sublease, which shall show Landlord and Landlord's property manager as being additional insureds thereunder. The waiver of subrogation contained in Section 10.5 of the Lease shall apply as between Landlord and Subtenant.
4.9No Consent to Alterations or Particular Use. Notwithstanding anything contained in the Sublease to the contrary, Landlord's consent to the Sublease as contained in this Agreement shall not be deemed to be a consent to (i) any alteration or work of improvement that Tenant or Subtenant may desire or intend in the Sublet Premises, except that Landlord hereby consents to the Preapproved Alterations (as such Preapproved Alterations are depicted on Schedule 1 to Exhibit C attached to the Sublease) which shall be subject to and performed in accordance with the terms of Section 8 of the Lease, and which Preapproved Alterations Landlord shall not elect, pursuant to Section 8.5 of the Lease, to require Subtenant to remove at the expiration or sooner termination of the Sublease, provided that such Preapproved Alterations conform to Schedule 1 of Exhibit C attached to the Sublease in all material respects, (ii) any use of hazardous, radioactive or toxic materials in or about the Sublet Premises, except as expressly provided in Section 4.9.1 below, or (iii) any signage proposed to be installed for the benefit of Subtenant, except that Subtenant shall be permitted to have, at Subtenant's sole cost and expense, the following signage: (a) identification signage on the monument sign outside the front entrance to the Building (in addition to such existing signage for Tenant, which existing signage shall remain), (b) signage within the Sublet Premises, and (c) signage in one (1) location on the exterior rooftop of the Building to be reasonably and mutually agreed upon by Landlord, Tenant and Subtenant, in accordance with Article 23 of the Lease, provided that all such signage shall be considered "Tenant Signage" as defined in the Lease, such rights are within and not in addition to the existing rights provided to Tenant by Section 23.1 of the Lease, except as expressly stated above with respect to Tenant's identification signage on the monument sign, and such signage shall remain subject to Landlord's approval rights (including with respect to the "Sign Specifications," as defined in the Lease) in connection with Tenant Signage under Article 23 of the Lease.
4.9.1Hazardous Materials. Landlord hereby approves of Subtenant's use and/or storage in the Sublet Premises of the chemicals or materials, in the referenced quantities, set forth in that certain Environmental Questionnaire for Commercial and Industrial Properties dated as of September 28, 2022, executed by Subtenant and delivered to Landlord (the "Approved Environmental Questionnaire"). Any proposed changes to such use and/or

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storage, and/or to the Approved Environmental Questionnaire, shall be subject to Landlord's prior consent in accordance with the procedures set forth in Section 5.3 of the Lease, and, as between Landlord and Subtenant, Subtenant shall comply with the terms of the Lease in connection therewith. As between Tenant and Subtenant, the terms and conditions of the Sublease shall control with respect to Subtenant's use and/or storage in the Sublet Premises of the chemicals and materials set forth in the Approved Environmental Questionnaire.
4.10Surrender. Notwithstanding anything contained in the Sublease to the contrary, all Alterations made by Subtenant to the Sublet Premises, subject to Landlord's right to require removal or to elect ownership, shall become the property of Landlord at the end of the term of the Sublease in accordance with Section 8.5 of the Lease.
4.11Transfer Premium. Tenant shall comply with Section 14.3 of the Lease and pay to Landlord fifty percent (50%) of any "Transfer Premium" (as that term is defined therein) in accordance with the provisions of the Lease. Tenant acknowledges and agrees that if during the term of the Sublease there is a Transfer Premium as provided in Section 14.3 of the Lease, then Tenant shall pay to Landlord its monthly share of the Transfer Premium as Additional Rent under the Lease.
4.12No Existing Mortgage. Landlord hereby represents and warrants that the Project is not currently subject to any ground lease, or to the lien of any mortgage or deed of trust.
5.General Provisions.
5.1Consideration for Sublease. Tenant and Subtenant represent and warrant that there are no additional payments of rent or any other consideration of any type payable by Subtenant to Tenant with regard to the Sublet Premises other than as disclosed in the Sublease.
5.2Brokerage Commission. Tenant and Subtenant covenant and agree that under no circumstances shall Landlord be liable for any brokerage commission or other charge or expense in connection with the Sublease and Tenant and Subtenant agree to protect, defend indemnify and hold Landlord harmless from and against the same and from any cost or expense (including, but not limited to, attorneys' fees) incurred by Landlord in resisting any claim for any such brokerage commission.
5.3Recapture. This Agreement shall in no manner be construed as limiting Landlord's ability to exercise any rights to recapture any portion of the Premises, as set forth in the Lease, in the event of a proposed future sublease or assignment of such portion of the Premises; provided, however, that Landlord hereby agrees to waive its right to recapture the Sublet Premises (as it may be expanded) in the event Tenant proposes a future expansion of the Sublet Premises subleased by Subtenant (including any expansion of the Sublet Premises pursuant to Paragraphs 24 and 25 of the Sublease) which results in the Sublet Premises constituting in the aggregate more than fifty percent (50%) of the Building.
5.4Controlling Law. The terms and provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of California.
5.5Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors and permitted assigns. As used herein, the singular number includes the plural and the masculine gender includes the feminine and neuter.
5.6Entire Agreement; No Further Modification. The agreements contained herein constitute the entire understanding between the parties with respect to the subject matter

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hereof and supersede all prior agreements, written or oral, inconsistent herewith. No amendment, modification or change to this Agreement will be effective unless in writing and signed by all parties hereto.
5.7Captions. The paragraph captions utilized herein are in no way intended to interpret or limit the terms and conditions hereof; rather, they are intended for purposes of convenience only.
5.8Partial Invalidity. If any term, provision or condition contained in this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
5.9Attorneys' Fees. If any party hereto commences litigation against another party hereto for the specific performance of this Agreement, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other non-prevailing party such costs and reasonable attorneys' fees as may have been incurred.
5.10Counterparts; Manner of Execution. This Agreement may be executed in one or more counterparts and/or via facsimile, pdf or electronic signature (e.g., via DocuSign), and the parties hereto hereby acknowledge and agree that the same shall be fully effective in the same manner as if all parties hereto had executed the same document in original counterparts by hand. If applicable, all counterparts shall be construed together and shall constitute a single, original document.
[Signatures follow on the next page.]

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IN WITNESS WHEREOF, the parties have executed this Consent to Sublease Agreement as of the day and year first above written.
"Landlord"
HCP LS BRISBANE, LLC,
a Delaware limited liability company
By: /s/Scott R. Bohn
Name: Scott R. Bohn
Its: Executive Vice President

"Tenant"
ARCUS BIOSCIENCES, INC.,
a Delaware corporation
By: /s/ Bob Geoltz
Name: Bob Goeltz
Its: Chief Financial Officer

"Subtenant"

PROTHENA BIOSCIENCES INC,
a Delaware corporation
By: /s/ Tran Nguyen
Name: Tran Nguyen
Its: Chief Financial Officer

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EXHIBIT A
SUBLEASE

4890-2246-3025.6 372423.00001/1-1-00/mjh/mjh	EXHIBIT A -1-	THE SHORE AT SIERRA POINT Consent to Sublease Agreement Prothena Biosciences Inc